EXHIBIT 10(xiv)

AINOS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD OF DIRECTORS: OCTOBER 6, 2021

Each member of the Board of Directors (the “Board”) of Ainos, Inc. (the “Company”) who is not an employee of the Company or any of subsidiaries (each such member, a “Non-Employee Director”) will receive the compensation described in this Director Compensation Policy (the “Non-Employee Director Compensation Policy”) for his or her Board service.

The Non-Employee Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

ANNUAL CASH COMPENSATION

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

(a) All Eligible Directors: $12,000

(b) Chairperson of the Board: $14,000

2. Annual Committee Chair Service Retainer:

(a) Chairperson of the Audit Committee: $7,000

(b) Chairperson of the Compensation Committee: $4,500

3. Annual Committee Member Service Retainer:

(a) Member of the Audit Committee: $4,000

(b) Member of the Compensation Committee: $3, 000

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EQUITY COMPENSATION

(a) Initial Appointment Equity Grant. On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment, each Non-Employee Director will automatically receive an award of 330,000 restricted stock units (“RSUs”) over Common Stock (the “Appointment Grant”). The Appointment Grant shall vest in three equal annual installments, with the first installment vesting on the last day of the six-month period commencing on the grant date and each subsequent installment vesting on the last day of the six-month period commencing on the next two subsequent anniversaries of the grant date, subject to the Director’s continuous service with us on each applicable vesting date.

(b) Plan Terms. The RSUs shall be granted pursuant to the Company’s 2021 Stock Incentive Plan and shall be subject to such other provisions set forth in the agreement evidencing the award of the RSUs., in the form adopted from time to time by the Board or the Compensation Committee of the Board.

EXPENSES

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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